EXHIBIT (a)(1)(4)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Class A Common Stock
of
dELiA*s Corp.
at
$0.928 Net per Share
by
Dodger Acquisition Corp.,
an indirect wholly owned subsidiary of
Alloy, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY,
SEPTEMBER 3, 2003, UNLESS THE OFFER IS EXTENDED.

August 6, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees:

      We have been appointed by Dodger Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Alloy, Inc., a Delaware corporation (“Alloy”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of Class A common stock, par value $0.01 per share (“Shares”), of dELiA*s Corp., a Delaware corporation (“dELiA*s”), at $0.928 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 6, 2003, and in the related Letter of Transmittal (which together with the Offer to Purchase and any amendments and supplements thereto collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which constitutes a majority of the Shares outstanding on a fully diluted basis (as defined in the Offer to Purchase) on the date Shares are accepted for payment. The Offer is also subject to other conditions set forth in the Offer to Purchase.

      For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated August 6, 2003;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date;

4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

6. A return envelope addressed to American Stock Transfer & Trust Company, in its capacity as depositary for the Offer (the “Depositary”); and

7. A letter from the Chairman and Chief Executive Officer of dELiA*s, accompanied by dELiA*s’ Solicitation/ Recommendation Statement on Schedule 14D-9.

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depositary Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal.

      Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

      Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 3, 2003 UNLESS THE OFFER IS EXTENDED.

      In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

      If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, MacKenzie Partners, Inc., the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

MACKENZIE PARTNERS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ALLOY, PURCHASER, dELiA*s, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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